Exhibit 99.1

Aytu BioPharma Announces Exclusive Agreement with Lupin Pharma Canada Ltd to Commercialize Adzenys XR-ODT® and Cotempla XR-ODT® in Canada

Once approved by Health Canada, Adzenys and Cotempla will be the only orally disintegrating, extended-release tablets for the treatment of ADHD commercialized in Canada

DENVER, CO / October 1, 2024 / Aytu BioPharma, Inc. (the “Company” or “Aytu”) (Nasdaq:AYTU), a pharmaceutical company focused on commercializing novel therapeutics, and Lupin Pharma Canada Ltd (“Lupin”), a subsidiary of global pharma major Lupin Limited, today announced the signing of an exclusive collaboration, distribution and supply agreement for Aytu’s Adzenys XR-ODT® and Cotempla XR-ODT® product lines in Canada.

Adzenys XR-ODT extended-release orally disintegrating tablets is a prescription medicine used for the treatment of attention deficit hyperactivity disorder (“ADHD”) in patients 6 years and above and the only brand FDA-approved as bioequivalent to Adderall XR®. Cotempla XR-ODT is the only extended-release orally disintegrating tablet methylphenidate and is FDA-approved as a once-daily ADHD treatment for patients 6 to 17 years of age.

Dr. Sofia Muntaz, President, Lupin, said, “We are delighted to partner with Aytu to introduce a new ODT formulation for ADHD in the Canada market. This innovative formulation provides a convenient option for patients amid shortages of ADHD medications. Patients and physicians will benefit from additional treatment choices such as Aytu’s Cotempla XR-ODT and Adzenys XR-ODT for improved ADHD management and outcomes.”

Josh Disbrow, CEO, Aytu, stated, “We look forward to working with Lupin’s dedicated team to help bring our novel extended-release orally disintegrating tablet ADHD medicines to clinicians and patients across Canada. ADHD patients are underserved in many areas of the world, and we hope that by working together, Aytu and Lupin can provide patients in Canada with novel medications that enhance patient outcomes while also helping to improve prescription compliance and reduce potential therapeutic misuse.”

Aytu’s ADHD portfolio has experienced rapid growth over the past two years, with prescriptions increasing 16.5% during that time. This agreement extends Aytu’s reach through the expansion into one of the world’s largest ADHD markets outside the United States. In 2023, the Canadian ADHD stimulant market recorded 4.5 million units and $1.1 Billion CAD in gross sales. (Source: IQVIA Canada).

Lupin will seek local regulatory approvals and marketing authorizations for both Adzenys XR-ODT and Cotempla XR-ODT, which is expected to occur over the next 18 to 24 months.

Aytu was advised on the transaction by Shadow Lake Group Inc., a boutique life sciences advisory firm.

About Aytu BioPharma, Inc.

Aytu is a pharmaceutical company focused on commercializing novel therapeutics. The Company's prescription products include Adzenys XR-ODT® (amphetamine) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) and Cotempla XR-ODT® (methylphenidate) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) for the treatment of attention deficit hyperactivity disorder (ADHD), Karbinal® ER (carbinoxamine maleate), an extended-release antihistamine suspension indicated to treat numerous allergic conditions, and Poly-Vi-Flor® and Tri-Vi-Flor®, two complementary fluoride-based prescription vitamin product lines available in various formulations for infants and children with fluoride deficiency. To learn more, please visit aytubio.com.

About Lupin Limited

Lupin Limited is a global pharmaceutical leader headquartered in Mumbai, India, with products distributed in over 100 markets. Lupin specializes in pharmaceutical products, including branded and generic formulations, complex generics, biotechnology products, and active pharmaceutical ingredients. Trusted by healthcare professionals and consumers globally, the company enjoys a strong position in India and the U.S. across multiple therapy areas, including respiratory, cardiovascular, anti-diabetic, anti-infective, gastrointestinal, central nervous system, and women’s health. Lupin has 15 state-of-the-art manufacturing sites and 7 research centers globally, along with a dedicated workforce of over 22,000 professionals. Lupin is committed to improving patient health outcomes through its subsidiaries - Lupin Diagnostics, Lupin Digital Health, and Lupin Manufacturing Solutions.

To know more, visit www.lupin.com or follow us on LinkedIn: https://www.linkedin.com/company/lupin.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). All statements other than statements of historical facts contained in this press release, are forward-looking statements. Forward-looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. All statements other than statements of historical facts contained in this press release, are forward-looking statements. These statements are predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others, risks associated with the Company’s ability to successfully commercialize its products directly and through the Company’s current and future partnerships. We also refer you to (i) the risks described in “Risk Factors” in Part I, Item 1A of Aytu’s most recent Annual Report on Form 10‑K and in the other reports and documents it files with the United States Securities and Exchange Commission.

Lupin Contact for Further Information or Queries

Rajalakshmi Azariah
Vice President & Global Head – Corporate Communications, Lupin
rajalakshmiazariah@lupin.com

Aytu Contacts for Investors

Mark Oki, Chief Financial Officer

Aytu BioPharma, Inc.

moki@aytubio.com

Robert Blum or Roger Weiss

Lytham Partners

aytu@lythampartners.com